Tidal Trust II 485BPOS

Exhibit 99.(p)(xxv)

ReSolve Asset Management Inc.

Code of Ethics and Standards of Conduct

Introduction

ReSolve Asset Management Inc. (“Adviser”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of Adviser’s Access Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.

About Adviser

The Adviser is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. Adviser acts as investment adviser to Clients who are individuals and entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”). The Adviser maintains registrations in additional jurisdictions. The Adviser acts as adviser or sub-adviser to investment funds domiciled in both the US and in other jurisdictions. A list of Reportable Funds, as defined in Rule 204A of the Advisers Act is attached in Appendix A-2.

Who is Covered by the Code

This Code applies to all employees, officers and partners of Adviser or other persons (hereinafter “Access Persons”) as determined by Adviser’s Chief Compliance Officer (“CCO”). It is the responsibility of each Access Person to immediately report to Adviser’s CCO, any known or suspected violations of this Code, the Compliance Manual, or of any other activity of any Access Person or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Access Person. Adviser will ensure that Access Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

Under Rule 204A of the Advisers Act, each Access Person is required to provide an Initial Holdings Report, an Annual Holdings Report and a Quarterly Transactions Report. Access Persons satisfy these requirements by providing broker-dealer account statements that contain the required information, and by completing compliance certifications as required by the Adviser’s CCO. Further information about these reports is provided below.

Upon commencement of becoming an Access Person and annually thereafter, each Access Person is required to sign and submit a written certification acknowledging (i) receipt of a copy of this Code of Ethics; (ii) their compliance with the Code of Ethics since becoming an Access Person; and (iii) their agreement to comply with the Code of Ethics for as long as they are deemed to be an Access Person. Access Persons are also required to sign and submit a form acknowledging receipt of a copy of any amendments to the Code of Ethics.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However,

(i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

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ReSolve Asset Management Inc.

General Fiduciary Principles

Acting as a Fiduciary

It is the policy of Adviser to act in the best interest of its Clients and on the principles of full disclosure, good faith and fair dealing. Adviser recognizes that it has a fiduciary duty to its Clients. Acting as a fiduciary requires that Adviser, consistent with its other statutory and regulatory obligations, act solely in the Clients’ best interests when providing investment advice and engaging in other activities on behalf of Clients. Adviser and its Access Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

●	All Access Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

●	Adviser must have a reasonable basis for the investment advice and decisions it makes for its Clients;

●	Adviser must ensure that its investment decisions are consistent with Clients’ investment objectives, policies and any disclosures made to Clients;

●	All Access Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of Clients;

●	Access Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use Client opportunities for personal gain; and

●	Access Persons must be loyal to Clients and place the interests of Clients above their own.

Adviser treats violations of this Code very seriously. If you violate this Code, Adviser may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no Clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Do not guess at the answer.

Compliance with Securities Laws and Regulations

Access Persons are required to comply with applicable securities laws and regulations at all times. Examples of applicable securities laws and regulations include:

●	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

●	the Investment Advisers Act of 1940 and the SEC rules thereunder;

●	the Investment Company Act of 1940 and the SEC rules thereunder;

●	Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of Client non-public information);

●	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder; and

●	National Instrument 31-103 “Registration Requirements, Exemptions and Ongoing Registrant Obligations” and the rules and regulations of the Canadian Securities Administrators thereunder.

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ReSolve Asset Management Inc.

Conflicts of Interest

Personal Conflicts

All Access Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Access Person’s personal interests and the interests of Adviser or its Clients. A potential conflict of interest exists whenever an Access Person has a direct financial or other personal interest in any transaction or proposed transaction involving Adviser or any of its Clients. A conflict of interest may also exist where the Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Access Person has a friendship or other personal relationship.

In such situations, Access Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Adviser or any of its Clients and the customer involved. Access Persons may not use non-public knowledge of a pending or currently considered securities transaction for a Client to profit personally, directly or indirectly, as a result.

Conflict of Interest between Adviser and a Client

In certain instances, Adviser’s relationship with a Client may require Adviser to place the Client’s interest above its own interests. If an Access Person becomes aware of a situation where Adviser’s pursuit of its own interests in a transaction appears to conflict with its obligations to a Client, he or she should bring the situation to the immediate attention of the CCO.

The Appearance of a Conflict of Interest Must Be Avoided

All Access Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Access Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

●	That Adviser was serving its own interests or one Client’s interests at the expense of another; or

●	That business with Clients or Adviser was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If an Access Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Access Person should inform his or her manager immediately.

Outside Business Activities

All employees of ReSolve must promptly advise the CCO of all outside business activities (“OBAs”), including any directorships, officer positions or ownership of other entities, including personal holding companies. No Access Person may hold any outside employment or engage in any OBA without the CCO’s prior written approval.

OBAs include, but are not limited to, the following:

●	any employment (full or part-time) and business activities outside of ReSolve with another entity, whether paid or not;

●	acting as a director or officer of another entity, whether for profit or not-for-profit;

●	acting in any position of influence;

●	any paid or unpaid roles with charitable, social or religious organizations where the individual is in a position of power or influence and where the activity places a Registered Individual or Permitted Individual in contact with clients or potential clients, including positions where the Registered Individual or Permitted Individual handles investments or monies of the organization;

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ReSolve Asset Management Inc.

●	acting as a coach of a sports or other community activity or as a teacher or mentor;

●	assuming a consulting arrangement for another entity;

●	providing any other services such as tax planning or financial planning services;

●	selling other products and services, including selling life insurance or mutual funds;

●	being a landlord; and

●	being an officer, director or significant shareholder of a personal holding company or a privately-owned company.

ReSolve is required to monitor any business or activity outside of ReSolve in which an employee engages, including any business or activity outside of ReSolve that is subject to regulation by any other regulatory authority.

Any questions regarding this policy and how it affects an OBA should be directed to the CCO.

Review and Approval of OBAs

Requests for approval are administered by way of the Firm’s compliance application.

Access Persons are required to provide ReSolve with requested details in respect of OBAs, including, without limitation:

●	the name of the entity or organization on whose behalf the OBA will be conducted;

●	the individual’s title with such entity or organization;

●	a fulsome description of the OBA and the individual’s specific roles and responsibilities;

●	any forms of compensation or other remuneration to be received by the individual as a result of the OBA;

●	whether or not the OBA involves the use by the individual of a Holdco, and, if so, what is the purpose of the Holdco and will the Holdco receive any form of compensation (including securities ownership) in connection with the OBA;

●	the estimated number of hours per week that the individual expects to engage in the OBA.

Preferential Treatment

Access Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. An Access Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) in a personal transaction, the Access Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

Borrowing

Access Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If an Access Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Adviser.

Gifts and Gratuities

No Access Person may accept or receive on their own behalf or on behalf of Adviser any gift or other accommodation which has a value in excess of a de minimis amount (currently $250 (U.S.)) from any vendor, broker, public company, securities salesman, Client or prospective Client (a “business contact”). No Access Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of an Access Person. Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials.

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ReSolve Asset Management Inc.

No Access Person may give on their own behalf or on behalf of Adviser any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

Gifts/Entertainment from Brokers: The objective of Section 17(e)(1) of the Investment Company Act is to prevent persons affiliated with registered investment companies from having conflicts of interest impair their judgment and loyalty. A violation of Section 17(e)(1) of the Investment Company Act occurs upon receipt of compensation. Entertainment and gifts paid to an Adviser/Sub-Adviser or affiliated persons of Adviser/Sub-Adviser by brokers who executed securities transactions on behalf of Adviser’s/Sub-Adviser’s Fund Client at times may be deemed to be “compensation” prohibited under Section 17(e)(1).

The SEC staff has addressed this issue in IM Guidance Update No. 2015-1 (February 2015). The Adviser/Sub-Adviser and its affiliated persons are not permitted to receive entertainment and gifts from any broker executing securities transactions on behalf of a Fund Client or a broker the Adviser/Sub-Adviser is considering doing business with on behalf of Fund Clients. For purposes of this policy, (i) broker-sponsored meetings with corporate management teams for the purpose of discussing or evaluating investments on behalf of Adviser’s Clients where food and beverages may be served and (ii) business meals with brokers, their analysts, investment bankers, or corporate Clients for the purpose of discussing or evaluating investments on behalf of Adviser’s Clients are not deemed to be “compensation” which is prohibited under Section 17(e)(1).

Therefore, any Access Person of ReSolve receiving entertainment or gifts from a broker must report such receipt immediately to the CCO. The CCO must make a determination if the receipt of such entertainment or gifts is a violation of Section 17(e)(1). If the CCO determines there is no connection between the entertainment or gift(s) received and the use of the broker that provided the entertainment or gift(s), then it will not deem the receipt of such entertainment or gift(s) to be a violation of Section 17(e)(1).

Entertainment and Meals

Payment for entertainment or meals where the Access Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

Standards of Business Conduct

General

Access Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Access Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Adviser and its reputation.

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ReSolve Asset Management Inc.

Communications with Clients

All communications with Clients, whether verbal or written, must convey information clearly and fairly. Access Persons must comply with Adviser’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information

In the course of conducting business, Access Persons may become privy to confidential information about Adviser, its present and prospective Clients, and Reportable Fund agents. It is a violation of this Code, and in some cases may be a violation of law, for any Access Person to disclose to anyone other than another Access Person any confidential information obtained while in the course of conducting business on behalf of Adviser. Disclosure to other Access Persons should be made only when and to the extent necessary to further the legitimate business purposes of Adviser. Access Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information

Clients and investors in the parent of Adviser have the right to expect Adviser and its Access Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with Adviser’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

Company Information

Confidential information about Adviser, its parent or other affiliated companies, that is obtained by an Access Person, including its Clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Adviser.

Discretion should always be used when handling confidential Client information or company information, and such information should never be disseminated to an unauthorized person. Access Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Access Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Access Persons who take documents or computer files off the premises to work at home should return all such materials to Adviser upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Corporate Assets

All information, products and services connected to or generated by Adviser as a business are considered corporate assets to which Adviser has ownership rights. Corporate property utilized or developed by Access Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, Client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Adviser’s property both during employment and after the Access Person leaves the firm. Accordingly, all Access Persons are expected to protect Adviser’s ownership or property including all information, products, and services and to return all information to Adviser at the termination of employment.

Further, Access Persons are prohibited from misusing Adviser’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with Adviser, each Access Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Access Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

October 2025

ReSolve Asset Management Inc.

Money Laundering

Every Access Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, Access Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes an Access Person concern about the source of an investor’s funds should be promptly reported to the CCO. Please refer to the ReSolve Anti-Money Laundering Policies and Procedures for US Jurisdictions document for details.

Bribery

Under federal law, it is illegal for Adviser or any Access Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

●	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

●	a political party or official thereof, or a candidate for political office; or

●	any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Adviser, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Access Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.

Political Contributions / Pay-to-Play

“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. The SEC has adopted Rule 206(4)5 that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

●	It prohibits an investment adviser from providing advisory services for compensation – directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to a U.S. elected official who is in a position to influence the selection of the adviser.

●	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

●	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government Client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm

The rule includes a de minimis provision that permits contributions of up to $350 (U.S.) for U.S. candidates for whom the contributor is entitled to vote, and $150 (U.S.) for candidates for whom the contributor is not entitled to vote.

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ReSolve Asset Management Inc.

US Political contributions or gifts from Adviser, its Access Persons and solicitors to persons who may be in a position to affect the award of business to Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor has contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all US political contributions must be in compliance with the following procedures:

Pre-Approval of US Political Contributions in Excess of $150.00 (U.S.) – When making contributions to a candidate running for office in the U.S., Access Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek approval from the Chief Compliance Officer or his or her designee.

Quarterly Reporting - All Access Persons are required to report their political contributions to U.S. candidates during the quarter (including those under the $150 (U.S.) preclearance level) on their Quarterly Code of Ethics Certification. These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

U.S. State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities - All political activities of Access Persons must be kept separate from employment and expenses may not be charged to the Adviser. Access Persons may not conduct political activities during working hours or use Adviser’s facilities for political campaign purposes without the prior written approval of the CCO or his designee.

No Contribution on Behalf of Adviser – Access Persons may not make political contributions on behalf of Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or his designee.

Political Contributions - Adviser

Adviser may make a political contribution to a U.S. candidate only if:

●	The contribution is approved by Adviser’s CCO or designee;

●	The contribution is permitted by applicable law, as determined by Adviser’s counsel or outside counsel;

●	The following information about the contribution is obtained, recorded and maintained: (1) name of candidate/political party; (2) office/position for which candidate is running; (3) state/jurisdiction; (4) party affiliation; (5) date of election; (6) type of election (primary, general or special); (7) description of why Adviser should support candidate/political party; (8) information about whether Adviser has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and (9) name and signature of person submitting this information; and

●	The contribution does not present a conflict of interest or is detrimental to Adviser’s advisory Clients.

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ReSolve Asset Management Inc.

Relations with Regulators

It is Adviser’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must be made aware immediately of any requests from government authorities or regulators and Access Persons must not make any return contact with any government authority or regulator without the explicit approval of the CCO.

Personal Trading Policy

General Policy

No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Client of ReSolve:

●	employ any device, scheme or artifice to defraud any of ReSolve’s Clients;

●	make any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon any Client; or

●	engage in any manipulative practice with respect to the Clients.

Prohibition Against Insider Trading

Access Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

●	trading while in possession of material, nonpublic information;

●	communicating (“tipping”) such information to others;

●	recommending the purchase or sale of securities on the basis of such information; or

●	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Access Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

Preclearance of Personal Trades

Access Persons must obtain pre-clearance from ReSolve Compliance in the following situations:

●	Prior to acquiring directly, or indirectly, Beneficial Ownership in any Securities in an IPO or Limited Offering;

●	Prior to acquiring or disposing of a direct or indirect Beneficial Ownership Interest in any Exchange-traded Security, as described below; and

●	Prior to acquiring or disposing of a direct or indirect Beneficial Ownership Interest in any Futures contract.

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ReSolve Asset Management Inc.

IPOs or Limited Offerings

Access Persons must obtain pre-clearance to acquire Beneficial Ownership in any Securities in an IPO or in a Limited Offering.

The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether the proposed transaction poses any conflicts of interest to ReSolve or its Clients.

All Exchange-traded Products (“ETPs”) except for money market ETFs

Access Persons must obtain pre-clearance for all personal trades of ETPs, except for ETFs representing money market funds or high interest savings accounts. For clarity, personal trades of individual stocks do not require pre-clearance.

In general, an ETP is a collective investment vehicle that trades on a stock exchange and that holds or represents securities, indexes, commodities or other financial instruments that can provide a return to the holder. Further definition of what an ETP is can be found in the Appendix below. Please note that preclearance is required for the Return Stacked® Balanced Allocation & Systematic Macro Fund, but not for other mutual funds which do not trade on an exchange.

All Futures Contracts

Access Persons must obtain pre-clearance for all personal trades of Futures contracts.

The general standards for granting or denying pre-clearance are whether the Futures contracts, or the interests underlying the Futures contracts are under active or potential consideration for Client accounts, and whether the proposed transaction poses any conflicts of interest to ReSolve or its Clients.

Prohibition on Short Sales and Similar Transactions

Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any individual Security held by any Client. Access Persons must receive Compliance approval prior to the purchase a put option, sell a call option, or otherwise effect a short sale related to any index represented in a Client account.

Submission of Trade Approval Requests

To obtain approval for a personal trade, a request must be submitted through the compliance application. The submission form in the compliance application requires specifics of the proposed trade, including instrument, quantity and transaction nature. Unless specifically requested otherwise, approvals of personal trades are valid for the day on which the approval granted and for the business day immediately following. Staff may request that the approved trade be placed as an open order for a period of up to 30 days. However, the terms of the order (such as price, quantity and special trading instructions) may not be changed without first obtaining preclearance approval for the change. Preclearance approvals for changes to open orders are placed through the online compliance application. The ReSolve Compliance Team may revoke an approval any time after it is granted and before the transaction is executed.

When will Personal Trade Requests be Denied?

Approval of a Personal Trade may be denied if, in the judgement of the ReSolve Compliance Team, the trade requested conflicts with the interests of ReSolve Clients. The ReSolve Compliance Team reserves the right to withhold disclosure of the reason for the denial.

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ReSolve Asset Management Inc.

Reporting Requirements & Procedures

In order to provide Adviser with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

Initial and Annual Holdings Reports

Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report in the electronic Code of Ethics system. Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. Such Holdings Report may be satisfied by provision of a broker-dealer investment statement that contains all required information.

The Initial and Annual Holdings Reports must include holdings or accounts managed on a discretionary basis by third-party managers or trustees. These reports are submitted through the compliance application.

Quarterly Transaction Report

Each Access Person shall submit reports in the electronic Code of Ethics system showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person and any political contributions made during the preceding quarter. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form. The Report must include the date on which such report was submitted to the CCO. Such Transactions Report may be satisfied by provision of a broker-dealer investment statement that contains all required information.

Access Persons are not required to file Quarterly Transaction Reports with respect to any accounts over which they do not have any direct or indirect influence or control.

Administration of the Code

The duties and responsibilities of the Adviser’s CCO are contained within the Adviser’s Compliance Manual.

Miscellaneous

Confidentiality

The Adviser will endeavor to maintain the confidentiality of all reports and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

●	imply a duty of inquiry;

●	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Client’s investment strategies; or

●	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

October 2025

ReSolve Asset Management Inc.

Appendix A-1. Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) every Director or officer of Adviser, (ii) every Access Person of Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any Client, or has access to nonpublic information about the portfolio holdings of any Client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not a Access Person of Adviser, such as consultants) who is subject to Adviser’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any Client, or has access to nonpublic information about the portfolio holdings of any Client.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

●	a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);

●	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

●	a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

●	an investment account over which an Access Person has investment control or discretion;

●	a trust or other arrangement that names an Access Person as a beneficiary; and

●	a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Access Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of Adviser. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of Adviser shall be presumed to control Adviser. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

October 2025

ReSolve Asset Management Inc.

Exchange-traded products (ETPs) are investment vehicles listed on a stock exchange and seeks to provide exposure to an underlying benchmark, index, one or more commodities, other financial products or even an actively managed strategy. The most common types of ETPs are:

a)	Exchange-traded Funds (ETFs) are collective investment vehicles that hold a basket of investments, which can include stocks and bonds. An ETF usually tracks an underlying index such as the S&P 500, but it can follow an industry, sector, commodity, or even a currency. Often there is an agreement in place to ensure the price on the stock exchange is always close to the NAV.

b)	Exchange-traded Notes (ETNs) track debt securities and are issued by a bank or other financial institution, similar to corporate bonds; generally pay the return of principal and any generated returns at maturity; may not pay periodic interest payment prior to maturity.

c)	Exchange-traded Commodities (ETCs) are financial instruments designed to offer investors exposure to commodity prices; these instruments can be structured as either ETFs or ETNs.

d)	Closed-End Funds, which are a type of mutual fund that issues a fixed number of shares though one initial public offering (IPO) to raise capital for its initial investments. Its shares are traded on a stock exchange, but no new shares are created and no new money will flow into the fund.

Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

Futures mean any financial contract obligating a buyer to purchase an asset or the seller to sell an asset, such as a physical commodity or a financial instrument, at a predetermined future date and price. Futures contracts detail the quality and quantity of the underlying asset; they are standardized to facilitate trading on a futures exchange.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel means (i) any Access Person of Adviser (or of any company in a control relationship to Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a Client, (ii) any natural person who controls Adviser and who obtains information concerning recommendations made regarding the purchase or sale of Securities by a Client.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Reportable Fund means any investment companies other than money market funds that may or may not be registered under the Investment Company Act for which Adviser serves as an investment adviser or whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser. A Reportable Fund includes funds that are sub-advised by Adviser.

October 2025

ReSolve Asset Management Inc.

Reportable Security means a security as defined in the definition below (“Security”), except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ Acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by open-end funds other than Reportable Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none off which are Reportable Funds.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

October 2025

ReSolve Asset Management Inc.

APPENDIX A-2. Reportable Funds

Name of Fund	Type of Fund	Fund Ticker Symbol(s)	Inception Date
Return Stacked® Balanced Allocation & Systematic Macro Fund	Registered Investment Company	RDMAX, RDMCX, RDMIX	3/2018
Return Stacked® Bonds & Managed Futures ETF	Registered Investment Company	RSBT	2/2023
Return Stacked® U.S. Stocks & Managed Futures ETF	Registered Investment Company	RSST	9/2023
Return Stacked® U.S. Stocks & Futures Yield ETF	Registered Investment Company	RSSY	5/2024
Return Stacked® Bonds & Futures Yield ETF	Registered Investment Company	RSBY	8/2024
Return Stacked® U.S. Stocks & Gold/Bitcoin Yield ETF	Registered Investment Company	RSSX	5/2025

October 2025